Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pioneer Drilling Company:

We consent to the use of our reports dated February 25, 2009, with respect to the consolidated balance sheets of Pioneer Drilling Company and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2008, the nine months ended December 31, 2007 and the year ended March 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 25, 2009, on the effectiveness of internal control over financial reporting as of December 31, 2008, contains an explanatory paragraph that states Pioneer Drilling Company acquired the production services businesses of WEDGE Group Incorporated, Prairie Investors d/b/a Competition Wireline, Paltec, Inc. and Pettus Well Service (acquired companies) during 2008, and management excluded from its assessment of the effectiveness of Pioneer Drilling Company’s internal control over financial reporting as of December 31, 2008, the acquired companies’ internal control over financial reporting. Our audit of internal control over financial reporting of Pioneer Drilling Company also excluded an evaluation of the internal control over financial reporting of the acquired companies.

/s/ KPMG LLP

San Antonio, Texas

July 1, 2009